Exhibit 99.1

Smith & Wesson Brands, Inc. Announces Upcoming Retirement of Sue Cupero

January 17, 2025

MARYVILLE, Tenn., January 17, 2025 /Agility/ — Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI), a U.S.-based leader in firearm manufacturing and design, today announced the upcoming retirement of Sue Cupero, Vice President of Sales, after more than four decades of dedicated service to the company and the firearms industry. Ms. Cupero notified the company that she will retire in May 2025.

Since joining Smith & Wesson in 1979, Ms. Cupero has played a pivotal role in shaping the company’s sales strategies, expanding its market presence, and fostering strong lasting relationships with clients and partners.

“In the earliest days of her impressive career, Sue worked in our Customer & Sales Service department, where she helped solve problems and interacted daily with our largest customers. She thrived in this role and, in the decades since, has become not just the top sales executive at Smith & Wesson, but a household name within the firearms industry through her hard work, dedication, ability to solve almost any problem, and willingness to go the extra mile for our customers. But what truly has turned Sue into what I have described many times as an industry icon is the fact that she has forged so many genuine friendships and strong relationships across the industry, and has ensured this legacy will endure through the passionate, hardworking, and dedicated Smith & Wesson sales team that she has built. On behalf of the entire Smith & Wesson team, I want to congratulate Sue on an amazing career – and wish her well as she embarks on this next chapter,” said Mark Smith, Smith & Wesson’s CEO.

“We will immediately begin a search for Sue’s replacement – and are confident that we will be able to have her successor appointed in time for Sue to transition her responsibilities smoothly,” said Mr. Smith.

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality handgun, long gun, and suppressor products to the global consumer and professional markets under the iconic Smith & Wesson® and Gemtech® brands. The company also provides manufacturing services including forging, machining, and precision plastic injection molding services. For more information call (844) 363-5386 or visit smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, that we will immediately begin a search for Ms. Cupero’s replacement – and are confident that we will be able to have her successor appointed in time for Ms. Cupero to transition her responsibilities smoothly. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2024.

Contact:

investorrelations@smith-wesson.com

(413) 747-3448